EXHIBIT 5

                    Opinion of Kennedy, Baris & Lundy, L.L.P.
                                  [letterhead]


                                  May 27, 1999

Board of Directors
FCNB Corp
7200 FCNB Court
Frederick, Maryland  21703

Ladies and Gentlemen:

         As counsel to FCNB Corp (the "Company"), we have participated in the preparation of the Company's Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the issuance of up to 1,964,915 shares of the Company's Common Stock (the "Shares") in connection with the proposed merger of First Frederick Financial Corporation with and into the Company.

         As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and have made such examinations of law and inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations we are of the opinion that the Shares, when issued in the manner set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock of the Company.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-4 filed by the Company, and to the reference to our Firm contained therein under the caption "Legal Matters."


                                             Very truly yours,

                                             /s/ Kennedy, Baris & Lundy, L.L.P.


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                        [Letterhead of Kevin P. Kennedy]

                                  May 19, 1999

FCNB Corp                                First Frederick Financial Corporation
FCNB Bank                                First Bank of Frederick
7200 FCNB Court                          22 West Patrick Street
Frederick, Maryland 21703                Frederick, Maryland 21701


         Re: Merger of First Frederick Financial Corporation with and into FCNB Corp; Merger of First Bank of Frederick with and into FCNB Bank

Gentlemen:

         You have requested my opinion as to the United States federal income tax consequences of the merger (the "First Merger") of First Frederick Financial Corporation, a Maryland corporation ("First") with and into FCNB Corp, a Maryland corporation ("FCNB") and the merger (the "Second Merger") of First Bank of Frederick ("First Bank") with and into FCNB Bank ("FCNB Bank"), hereinafter collectively referred to as the "Transaction"

         This opinion is based upon the following:

          (i) the Agreement and Plan of Merger, dated March 12, 1999, between FCNB and First (the "First Agreement");

          (ii) the Agreement and Plan of Merger, dated March 19, 1999, between FCNB Bank and First Bank (the "Second Agreement");

          (iii) the form S-4 under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission with respect to the Transaction; and

          (iv)    the letter  signed by an officer of FCNB and FCNB Bank and the
                  letter   signed  by  an   officer  of  First  and  First  Bank
                  (collectively referred to as the "Representation Letters").

         Based upon (i) the foregoing materials, (ii) present statutes, existing regulations and judicial decisions now outstanding, which are subject to change either prospectively or retroactively, and (iii) the accuracy of the representations set forth in the Representation Letters and the First Agreement, it is my opinion, assuming the conditions enumerated below under the caption entitled "Conditions" are fulfilled, that:

          1. The First Merger, if carried out in accordance with the terms of the First Agreement, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code");

          2. The Second Merger will not prevent the qualification of the First Merger as a reorganization (Section 368(a)(2)(C));

          3. No Gain or loss will be recognized by First upon consummation of the First Merger (Code Sections 361(b) and 357(a));

          4. The federal income tax basis of the First assets in the hands of FCNB will be the same as the tax basis of such assets in the hands of First immediately prior to the First Merger (Code
                  Section 362(b));

          5. The holding period of First assets transferred to FCNB will include the period during which such assets were held by First prior to the First Merger (Code Section 1223(2));

          6. No gain or loss will be recognized by FCNB upon the receipt of First assets in exchange for FCNB common stock, cash and the assumption of First's liabilities (Code Section 1032));

          7. No gain or loss will be recognized by the shareholders of First on the receipt by them of shares of FCNB common stock, $1 par value, pursuant to the First Merger (Code Section 354(a)(1));

          8. The federal income tax basis of the shares of FCNB common stock received by a shareholder of First will be the same as the basis of the First stock surrendered in exchange therefor (Code Section 358(a)(1));

          9. The holding period of the FCNB common stock received by a shareholder of First will be the same as the holding period of the First stock surrendered in exchange therefor, assuming that the surrendered First stock was a capital asset in the hands of the exchanging shareholder (Code Section 1223(1));

          10. Cash received by shareholders of First in lieu of fractional shares of FCNB common stock will be treated as received by such shareholders as distributions in redemption of the fractional share interests and will be treated as distributions in full payment in exchange for the fractional shares redeemed as provided in Section 302 of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116);

          11. The Second Merger, if carried out in accordance with the terms of the Second Agreement, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

          12. The First Merger will not prevent the qualification of the Second Merger as a reorganization (368(a)(2)(C));

          13. The failure of First Bank to issue additional stock to FCNB will not disqualify the Second Merger as a reorganization (Rev. Rul. 70-240, 1972-1 C.B. 81);

          14. No gain or loss will be recognized by First Bank upon consummation of the Second Merger (Code Section 361(b) and 357(a));

          15. The federal income tax basis of First Bank assets in the hands of FCNB Bank will be the same as the tax basis of such assets in the hands of First Bank (Code Section 362(b));

          16. The holding period of assets of First Bank transferred to FCNB will include the period during which such assets were held by First Bank prior to the merger (Code Section 1223(2));

          17. No gain or loss will be recognized by FCNB Bank on receipt of the First Bank assets and the assumption of First Bank's liabilities in constructive exchange for FCNB Bank stock (Code
                  Section 1032);

          18. No gain or loss will be recognized by FCNB on the constructive receipt of FCNB Bank stock pursuant to the Second Merger (Code
                  Section 354(a)(1));

          19. The federal income tax basis of the FCNB Bank stock in the hands of FCNB will increase by the basis of the First Bank stock constructively exchanged in the Second Merger (Code Section (358(a)(1));

CONDITIONS

         In connection with your request that I render the above opinions, FCNB and First have made representations in the Representation Letters and in the First Agreement with respect to the existence of certain facts. These constitute material representations relied upon by me as a basis for my opinion, and my opinion is conditioned upon both the initial accuracy and the continuing fulfillment of such representations.

LIMITATIONS

          1) No opinion is expressed as to the tax consequences, if any, to any employee or director of First or to any other party to the Transaction, of the exercise of any options or warrants to acquire First common stock immediately prior to the First Merger, or of the conversion of unexercised options or warrants into shares of FCNB stock or options to acquire FCNB stock, except that such exercise or conversion will not prevent the qualification of the First Merger and Second
                  Merger as reorganizations within the meaning of Section 368(a)(1)(A) of the Code;

          2) No opinion is expressed as to the tax consequences to any employee of First or First Bank, or any other party to the Transaction, of the payments made or received under any employment agreement, special termination agreement or continuing employment agreement, except that such payments will not prevent the qualification of the First Merger and Second Merger as reorganizations within the meaning of Section 368(a)(1)(A) of the Code;

          3) No opinion is expressed as to whether any payment under an employment agreement, either alone or in combination with any employment related payment, stock option or other employee benefit, constitutes an excess parachute payment within the meaning of Section 280G(b)(1) of the Code;

          4) No opinion is expressed as to whether any party acquiring the assets and liabilities of another party to the Transaction will succeed to and take into account the items described in Code Section 381(c) of the party from whom the assets and liabilities were acquired.

         This opinion concerns only the effect of the Transaction under the income tax laws of the United States. No opinion is expressed as to the effect under the tax, revenue or other laws of the State of Maryland or any other state or the District of Columbia.

         I have not reviewed the specific tax or financial situation of any individual First shareholder. Each individual shareholder should consult with his or her own tax advisor concerning the federal, state or local tax consequences of the Transaction, in light of the shareholder's particular tax or financial situation.

         In particular, shareholders who receive cash in exchange for their shares and holders of options and warrants that are converted into shares of FCNB stock should consult with their tax advisors. The tax consequences to the holders of options and warrants that are converted into FCNB stock could include the recognition of personal service income. Income from personal services is generally subject, in addition to federal income taxation, to taxation under the Federal Insurance Contributors Act (FICA), which includes both social security and medicare taxes.

         I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission, and I consent to necessary references to me in the Registration Statement.

                                            Respectfully submitted,

                                            Kevin P. Kennedy

KPK/csb